Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated December 7, 2017

Registration No. 333-221093

Relating to Preliminary Prospectus Supplement dated December 7, 2017

Free Writing Prospectus

Fennec Pharmaceuticals Inc. Investor Presentation

This free writing prospectus relates to the proposed public offering of common shares of Fennec Pharmaceuticals Inc. (the “Company”), which have been registered pursuant to a Registration Statement on Form S-3 (No. 333-221093). This free writing prospectus should be read together with the preliminary prospectus supplement dated December 7, 2017 (the “Preliminary Prospectus”).

The Company has filed a Registration Statement (including a prospectus) and a Preliminary Prospectus with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Wedbush Securities Inc., Attention: Prospectus Department, Two Embarcadero Center, Suite 600, San Francisco, CA 94111, by telephone: 415.274.6819 or by e-mail: Vinnie.devone@wedbush.com.

December 2017 Corporate Presentation

Safe Harbor Statement During the course of this presentation we will make statements that constitute forward - looking statements. These statements may include operating expense projections, the initiation, timing and results of pending or future clinical trials, the actions or potential action of the FDA, the status and timing of ongoing research, corporate partnering activities and other factors affecting Fennec Pharma's financial condition or operations. Such forward looking statements are not guarantees of future performance and involve risk, uncertainties and other factors that may cause actual results, performance or achievements to vary materially from those expressed or implied in such statements. These and other risk factors are listed from time to time in reports filed with the SEDAR and the Securities and Exchange Commission, including but not limited to, reports on Forms 10 - Q and 10 - K. Fennec does not intend to update any forward looking information to reflect actual results or changes in the factors affecting forward - looking information. 1

Platinum - based Chemotherapy Cisplatin • Cisplatin, a.k.a. “penicillin of cancer” first introduced in the 1970s and subsequently demonstrated high efficacy in the treatment of variety of pediatric tumors • Despite the approval of new chemotherapy treatments, targeted agents and immunotherapy drugs, cisplatin still finds wide use, as stand - alone or as a valuable part of a combination chemotherapy regimen • Cisplatin can cause irreversible high frequency hearing loss, or ototoxicity in children • Ototoxicity is permanent and irreversible • As high survival rates for childhood cancers have been achieved, there is a growing need for pediatric practitioners to offer health care surveillance for the long - term effects of chemotherapy, including cisplatin - induced ototoxicity, in primary care settings 2

Company Overview • US based biopharmaceutical company focused on the development of PEDMARK TM (a unique formulation of sodium thiosulfate (STS)) for the prevention of platinum - induced ototoxicity in children with cancer – Granted FDA Orphan Drug Designation – 7.5 years market exclusivity – Potential for European Market Exclusivity for Pediatric Use – 10 years upon approval • PEDMARK TM has completed enrollment of two pediatric Phase 3 studies – Proof of concept COG ACCL0431 study: 131 patients with heterogeneous tumors • Achieved primary efficacy endpoint – ASCO 2014 • Final results published Lancet Oncology – December 2016 – Pivotal SIOPEL 6 study: 109 patients with standard risk hepatoblastoma (SR - HB) • Achieved primary efficacy endpoint - October 2017 (SIOP 2017) • Showed no evidence of tumor protection • Plans to pursue regulatory approvals of PEDMARK TM with FDA and EMA in 2018 • PEDMARK TM has the potential to fill a significant unmet medical need with no approved treatments on market 3

Platinum Hearing Loss is Frequent, Severe and Irreversible At least 60% of children develop profound irreversible ototoxicity* • Ototoxicity is a dose - limiting side effect • Effect can be seen after as little as the second or third dose • Loss of high frequency hearing sensitivity (consonants /f/th/p/k/h/t) • Background noise compounds disability in critical settings • Infants and young children at critical stage of development, lack speech language development and literacy • Older children & adolescents lack social - emotional development and educational achievement Devastating and life long impact on Quality of Life * Neuwelt and Brock. J Clin Oncol 2010;28:1630 - 1632 4

Devastating Impact on Quality of Life Even minimal hearing loss (MSHL) is damaging • High risk for being held back a grade (37% versus 3%) Neuroblastoma survivors with hearing loss • Twice the rate of parent reported problems with reading, math, attention and need for special education • Poorer child - reported quality of life and school functioning *Bess et al., Ear and Hearing, 1998, 19:339 - 54 *Gurney et al., Pediatrics, 2007 120(5):229 - 36 5

Cisplatin Ototoxicity Risk Factors 6 Li et al., 2004 Children < 5 years old : 21 times the risk for hearing loss compared to adolescents

# Pediatric Market Opportunity – U.S. and Europe

**Pediatric Solid Tumor Cases Eligible for Platinum-Based Therapy**

| | U.S. | | Europe | |
|---|---|---|---|---|
| Pediatric Solid Tumor Cases Eligible for Platinum-Based Therapy | 5,016 | | 5,925 | |
| | ~30% | ~70% | ~30% | ~70% |
| | High-Risk | Low-to-Intermediate Risk | High-Risk | Low-to-Intermediate Risk |
| | 1,462 | 3,554 | 1,711 | 4,214 |


5,016


5,925

| Childhood and Adolescent Cancers Eligible for Platinum Therapy | Brain Tumors | CNS Tumors | Neuroblastoma | Bone Tumors | Germ Cell Tumors | Hepatoblastoma |
|---|---|---|---|---|---|---|
| | ✓ | ✓ | ✓ | ✓ | ✓ | ✓ |

Sources: Company estimates, ACCIS, and Ward, E. (2014). *Childhood and Adolescent Cancer Statistics, 2014.*

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FENNEC PHARMA

Sodium thiosulfate (STS) Indication • Approved in US and some EU counties for the treatment of cyanide poisoning Mechanism of Action* • Anticancer activity of cisplatin occurs during the first two hours after administration when the free (unbound) cisplatin distributes into the cancer cells • Inactivation of protein - bound platinum complexes causing ototoxicity in the inner ear • STS reacts irreversibly with cisplatin to form Pt(S 2 O 3 ) which is not cytotoxic and is readily excretable Drug Delivery • STS is administered 6 hours post cisplatin infusion in a bolus dose iv over 15 min Toxicology • STS is generally recognized as safe (GRAS in US) 8 * Howell and Taetle 1980; Neuwelt, Brummett et al. 1996

# COG ACCL0431 (Freyer 2016)
# Specific Aims and Study Design

## Primary

- Evaluate efficacy of STS for prevention of hearing loss in children receiving cisplatin chemotherapy (hypothesis: 50% relative reduction in hearing loss). Measured by hearing status at 4 weeks post-therapy defined by American Speech-Language-Hearing Association (ASHA) criteria:
  - > 20 dB loss at 1 frequency or > 10 dB at 2 consecutive frequencies

## Secondary

- Compare change in mean hearing thresholds
- Compare incidence of other Grade 3/4 toxicities (renal and hematological)
- Monitor EFS and OS in two randomized groups



STS Arm
Cisplatin-containing chemotherapy
Randomize
Cisplatin per investigator standard *additional chemotherapies allowed*
STS 16 g/m² IV over 15 min 6 hrs post each cisplatin dose
*Standard audiometry at baseline and ~24 hrs before each cisplatin course*
OBS Arm
Cisplatin per investigator standard *additional chemotherapies allowed*
*Audiometry at 4 weeks and 12 months post-treatment*
Complete therapy

CHILDREN'S ONCOLOGY GROUP
The world's childhood cancer experts
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FENNEC PHARMA

Participant Characteristics 10 Characteristic Treatment Control STS n % n % Number eligible 64 - 61 - Age (years) <5 22 34.4 22 36.1 5 - 9 13 20.3 7 11.5 10 - 14 14 21.9 16 26.2 15 - 18 15 23.4 16 26.2 Diagnosis Germ cell tumor 16 25.0 16 26.2 Hepatoblastoma 5 7.8 2 3.2 Medulloblastoma/PNET 14 21.9 12 19.7 Neuroblastoma 12 18.8 14 23.0 Osteosarcoma 15 23.4 14 23.0 Other 2 3.1 3 4.9 Extent of disease Localized 38 59.4 39 63.9 Disseminated 26 40.6 21 34.4 Unknown 0 0 1 1.6

Hearing Loss By Randomized Arm 11 Protocol Predefined Subgroup Age <5 N = 104 evaluable patients 0 0.2 0.4 0.6 0.8 1 73.3% 21.4% p = 0.005 OBS STS 3/14 11/15 0 0.2 0.4 0.6 0.8 1 56.4% 28.6% p = 0.004 OBS STS 14/49 31/55 Overall Hearing Data Proportion with Hearing Loss Proportion with Hearing Loss

EFS/OS for All Participants 12

EFS/OS by Extent of Disease* 13 Localized Disease (n=77) Disseminated Disease (n=47) *Determined post hoc (ie, retrospectively during the preliminary data analysis after completion of accrual)

Pivotal Study: SIOPEL 6 Objectives, Population, and Endpoints Objectives • To assess the efficacy of STS to reduce the hearing impairment caused by Cisplatin in SR - HB • To carefully monitor any potential impact of STS on response (protocol pre - specified IDMC tumour response review at 20, 40, 60, 80 and 100 patients) to Cisplatin and overall survival Study population • Children 1 month – 18 years old with histologically confirmed newly diagnosed SR - HB, PRETEXT I, II or III, serum AFP > 100 µg/L • First patient in the study enrolled in 2007, last patient in Dec 2014 Primary endpoint • Centrally reviewed absolute hearing threshold, at the age of ≥3.5 yrs, by pure tone audiometry, graded by Brock criteria • 80% power to detect 60% vs. 35% hearing loss Secondary endpoints: response, resection, EFS, OS and long term renal function 14

# SIOPEL 6
# Study Methods and Design


Diagnostic biopsy
Tumour and blood storage
Radiologic Staging
RANDOMISE
CIS
CIS
CIS
CIS
CIS STS
CIS STS
CIS STS
CIS STS
DELAYED SURGERY
CIS
CIS
CIS STS
CIS STS
Assessment of response
Assessment of response and resectability

- cisplatin alone : IV infusion over 6 hrs (80 mg/m2 for children > 10kg, 2.7 mg/kg for infants and children 5-10kg or 1.8 mg/kg for infants < 5kg),

OR

- cisplatin (same dose) and STS administered IV exactly 6 hours after stop of cisplatin over 15 minutes at 20 g/m2 for children > 10kg, 15 g/m² for infants and children of 5-10 kg or 10 g/m² for infants < 5kg
- Stratification by Country, age (above and below 15 months), PRETEXT (I and II vs III)
- Serum sodium monitored 1 hr, 6 hrs and 18 hrs post STS
- Tumour response assessed preoperatively, after 2 and 4 cycles, with serum AFP and liver imaging
- In case of progressive disease: stop STS and add doxorubicin

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FENNEC PHARMA

Hearing Loss By Randomized Arm – SIOP 2017 30/45 20/54 67.0% 37.0% p = 0.0033 Proportion with Hearing Loss 1 0.8 0.6 0.4 0.2 0 n=99 evaluable patients CIS CIS+ STS 16

(99 pts have centrally reviewed audiometry ) Hearing Results: % Brock Grades by Treatment Arm 0% 10% 20% 30% 40% 50% 60% 70% 0 1 2 3 4 CIS CIS+STS 17 Brock Grades

SIOPEL 6 EFS/OS by Randomized Arm 18 Median Follow - Up 52 Months 3yr - EFS Cis 78.8%, CIS+STS 82.1% 3yr - OS Cis 92.3%, Cis+STS 98.2% EFS OS

Conclusion COG ACCL0431 • STS prevents cisplatin related hearing loss in the heterogeneous COG ACCL0431 population (Freyer 2016) • Its effect is even more pronounced in the predefined subgroup of children < 5 years (Freyer 2016) SIOPEL 6 • The addition of STS significantly reduces the incidence of cisplatin - induced hearing loss without any evidence of tumor protection (SIOP 2017) 19

PEDMARK TM : Development Strategy EVENT TIMING FDA Type C Clinical Development Meeting x Mar 2011 Presented to Pediatric ODAC x ODAC recognized challenge of demonstrating STS does not reduce efficacy of cisplatin and agreed adult study would not be appropriate Nov 2011 COG ACCL0431 Phase 3 Clinical Data x Jun 2014 Launched EU Named Patient Program for SR - HB x Jun 2017 SIOPEL 6 Final Efficacy and Safety Results x Oct 2017 FDA & EMA Regulatory Meetings 2017 - 18 NDA/MAA Submissions 2H 2018 20

Capital Structure and Share Information 21 Stock Listings FENC – NASDAQ FRX – TSX, Canada Current Share Price USD $9.96 Shares Outstanding (millions) 15.9 Market Cap. (millions) USD $158.4 Warrants (millions) 1.3 with USD $1.50 exercise price (Nov. 22, 2018) Insider Ownership Approx. 9% fully diluted Cash@ September 30 , 2017 USD $9.7 million with no debt 2016 Cash Burn USD $2.0 million Institutional Ownership Southpoint Capital – 25%, Essetifin (Sigma Tau) – 19%, Manchester Mgmt – 13%, 683 Capital – 6%, Varana Capital – 5%, venBio Select Advisor – 5%, Sonic Fund – 2%, Acuta Capital – 2%

Dr. Khalid Islam – Chairman – Chairman and CEO at Gentium S.p.A. - sold to Jazz Pharma for $1 billion. Dr. Marco Brughera – Director – Currently CEO and Global Head of Lediant Bio (Sigma Tau Rare Disease). Successfully out licensed defibrotide US rights to Jazz Pharmaceuticals and sold Oncaspar to Baxalta for $1 billion. Adrian Haigh – Director – Currently SVP and General Manager PTC Therapeutics. Previously COO at Gentium S.p.A. - sold to Jazz Pharma for $1 billion. Chris Rallis – Director – Previously President & COO of Triangle Pharmaceuticals - sold to Gilead for $500 million. 22 Board of Directors and Management Rosty Raykov – CEO and Board Member Robert Andrade – CFO Lei Fang – Biostatistics Mark Gowland – Controller Ryan Aldridge – Investor Relations